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                                                                 EXHIBIT 10.43

                           MASTER MANAGEMENT AGREEMENT


     This Master Management Agreement (the "AGREEMENT") is executed to be effective as of January 1, 1996 between TEXAS HEALTH ENTERPRISES, INC., a Texas corporation ("THE"), HEALTH ENTERPRISES OF OKLAHOMA, INC., an Oklahoma corporation ("HEO"), HEALTH ENTERPRISES OF MICHIGAN, INC., a Michigan corporation ("HEM"), and PCK-TEX, LTD., a Texas limited partnership ("PCK") (THE, HEO, HEM and PCK shall be sometimes referred to herein collectively as "OWNER"), and HORIZON FACILITIES MANAGEMENT, INC., a Delaware corporation ("MANAGER").

                                    RECITALS

     WHEREAS, Owner is the licensed operator of those certain long-term care facilities identified on EXHIBIT A attached hereto and incorporated herein by reference (each, a "FACILITY" and collectively, the "FACILITIES"); and

     WHEREAS, in the ordinary course of the long-term care business, owners and/or operators from time to time engage managers to provide management services in respect of their long-term care facilities; and

     WHEREAS, subject to the terms and provisions set forth hereinbelow, Manager desires to assume and, in consideration for the receipt of the consideration provided for herein, Owner is willing to grant Manager, responsibility for the management of the Facilities.

                                   AGREEMENTS

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants of the parties set forth herein, the receipt and sufficiency of which is expressly acknowledged by each of the parties hereto, IT IS HEREBY AGREED AS FOLLOWS:

     1. MANAGEMENT AND CONSULTING RESPONSIBILITIES OF MANAGER. Owner hereby engages Manager and Manager hereby accepts such engagement and agrees to provide management, consulting and advisory services to Owner in connection with the operation of the Facilities, upon the terms and conditions set forth in this Agreement. Notwithstanding any other provision of this Agreement, by entering into this Agreement, Owner does not delegate to Manager any powers, duties or responsibilities which it is prohibited by law from delegating; Owner also retains such other authority as shall not have been expressly delegated to Manager pursuant to this Agreement. Subject to the foregoing, Manager shall provide the following services:

          (a) ADMINISTRATOR. Manager shall supervise the performance of each of the Administrators of each of the Facilities, who shall be responsible for the functional operation of

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their respective Facilities and execution on a day-to-day basis of policies established by Manager in accordance with this Agreement.

          (b) GENERAL DESCRIPTION OF DUTIES. Manager shall, in consultation with, for and on behalf of, and in the name of Owner, perform and provide all services necessary to provide and maintain high quality care and management in respect of the Facilities consistent with the standards of a reasonably prudent operator/manager, including, without limitation, the following:

               (1) Manager shall supervise the performance of all administrative functions as may be necessary in the management and operation of the Facilities;

               (2) Manager shall recruit, select, employ, train, promote, direct, discipline, suspend and discharge the personnel of each Facility; establish salary levels, personnel policies and employee benefits; and establish employee performance standards, all as needed during the term of this Agreement to ensure the efficient operation of all departments within and services offered by each Facility;

               (3) To the extent necessary and appropriate, Manager shall provide accounting, billing, purchasing, and bill payment functions for each of the Facilities;

               (4) Manager shall establish a system of accounts and supervise the maintenance of ledgers and other primary accounting records by personnel of each of the Facilities;

               (5) Manager shall establish, supervise and administer the financial controls over the operations and management of the Facilities;

               (6) Manager shall develop and establish financial standards and norms by which income, costs, and operations of the Facilities may be evaluated;

               (7) Manager shall serve as advisor and consultant to Owner in connection with policy decisions to be made by Owner in respect of the Facilities; and

               (8)  Manager shall market the services of the Facilities.

          (c) OPERATIONAL POLICIES AND FORMS. Manager shall implement operational policies and procedures and, consistent with all budgetary and other applicable operational guidelines, develop such new policies and procedures as it deems necessary to insure the establishment and maintenance of operational standards appropriate for the nature of each of the Facilities.

          (d) CHARGES. Manager shall establish the schedules of recommended charges, including any and all special charges for services rendered to the patients at the Facilities. Owner

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shall have the right to review the charge schedules established by Manager and if not disapproved in writing within ten (10) days of receipt, then such charges shall be deemed to have been approved.

          (e) INFORMATION. Manager shall develop any informational material, mass media releases, and other related publicity materials, which it deems necessary for the operation of the Facilities.

          (f) REGULATORY COMPLIANCE. Owner understands and agrees that Owner remains the licensed operator of each Facility and is ultimately responsible for compliance with all applicable regulatory requirements that attend the operation of long-term care facilities. Manager, for and on behalf of Owner and in Owner's name and with the assistance of Owner to the extent reasonably required, shall maintain all licenses, permits, qualifications and approvals from any applicable governmental or regulatory authority for the operation of the Facility and to manage the operations of the Facility in full compliance with all applicable laws and regulations; however, in no event shall Manager be liable to Owner or any other person or entity for events or occurrences arising before the effective date hereof, including, without limitation, any events or occurrences which may affect any of the Facility's licenses, permits, certifications, qualifications or approvals.

          (g) EQUIPMENT AND IMPROVEMENTS. Manager shall advise Owner as to equipment and improvements which are needed to maintain or upgrade the quality of the Facilities and to replace obsolete or run-down equipment or to correct any other state or federal survey deficiencies which may be cited during the term of this Agreement. Owner shall review and act upon Manager's recommendations as expeditiously as possible. Manager shall not be liable for any cost or liability which Owner may incur in the event Owner disregards Manager's recommendations. Manager may, without Owner's prior written consent, make all repairs, replacements and maintenance required in the ordinary course of the operation of the Facilities with an individual cost of $10,000 or less. Manager shall obtain Owner's prior consent, which consent shall not be unreasonably withheld or delayed, for any repairs, replacements and maintenance which is required in the ordinary course of the operation of the Facilities and which has an individual cost per Facility in excess of $10,000 or $100,000 in the aggregate in any one year. Any repairs, maintenance or replacement which would be characterized (i) as an ordinary expense shall be made in accordance with the Facility's operating budget developed by Manager pursuant to Section 1.(n) and (ii) as a capital expenditure shall be made in accordance with the annual capital budget prepared by Manager pursuant to Section 1.(n).

          (h) ACCOUNTING. From and after the effective date hereof, Manager shall provide home office and accounting support to the Facility, which shall include preparation of each of the Facilities' Medicare and Medicaid cost reports and tax returns (including payroll-related tax returns) at Manager's expense. All accounting procedures and systems utilized in providing said support shall be in accordance with the operating capital and cash programs developed by Manager, which programs shall conform to generally accepted accounting principles and shall not materially distort income or loss. Manager shall cause all local, state and federal

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taxes (excluding income taxes due and owing by Owner) to be timely paid or contested, as appropriate. The taxes and any reimbursement obligations due to Medicare and/or Medicaid shall be deemed to be operating expenses of the Facility and shall be paid out of the revenues of the Facility or the working capital provided by Manager under the terms hereof. Recoupments applicable to prior periods of time payable from third party payors shall reduce current revenues for the Facilities for purposes of calculating Manager's fee hereunder.

          (i) REPORTS. Manager shall prepare and provide to Owner any reasonable operational information which may from time to time be specifically requested by Owner, including any information needed to assist Owner in completing its tax returns and in complying with any reporting obligations imposed by any mortgagee. Manager shall cause all tax returns of Owner to be prepared in a timely fashion. Manager shall provide weekly census reports to Owner. In addition, (A) within thirty (30) days after the end of each calendar month, Manager shall provide Owner with an unaudited balance sheet with respect to each of the Facilities, dated the last day of such month, and an unaudited statement of income and expenses for such month relating to the operation of each of the Facilities and (B) within ninety
(90) days after the end of the fiscal year of each of the Facilities, Manager shall provide Owner with unaudited financial statements including a balance sheet, of each of the Facilities, dated the last day of said fiscal year, and a statement of income and expense for the year then ended relating to the operation of each of the Facilities. In this connection, all such reports shall be prepared on forms reasonably acceptable to Owner and Manager; all statements and reports shall be prepared on an accrual basis in accordance with generally accepted accounting principles consistently applied. As additional support to required reporting information under this Agreement, Manager shall, at Owner's reasonable request, provide Owner with copies of
(i) all bank statements and reconciliations, (ii) detailed cash receipts and disbursement records, (iii) general ledger listing, (iv) copies of invoices for development expenditures, (v) summaries of adjusting journal entries,
(vi) copies of all paid bills, (vii) all information required to prepare state and federal tax returns on a timely basis, and (viii) such other supporting documentation Owner may request.

          (j)  BANK ACCOUNTS.

               (1) ESTABLISHMENT. Manager shall establish a checking account in the name of Owner and of each of the Facilities and shall deposit therein all money received during the term of this Agreement in the course of the operation of each of the Facilities; provided, however, that during the term hereof, withdrawals and payments from this account shall be made only on checks signed by a person or persons designated by Manager with the approval of Owner. In this connection, Owner shall take such steps and/or actions as Manager may reasonably determine to be necessary to transfer Owner's existing control of its bank accounts to the control of Manager.

               (2) PAYMENT OF FACILITY EXPENSES. All expenses incurred in the operation of the Facilities, including, but not limited to, Facility mortgage or lease payments, payroll and employee benefits and payment of Manager's management fee, shall be paid by check drawn on this account. Withdrawals from this account shall be made

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     to pay the following items in the following order of priority: (i) payroll, payroll tax and related expenses, (ii) lease and/or mortgage payments to Owner's landlords and/or lenders, as the case may be, in respect of the Facilities, (iii) Manager's management fee, (iv) operating expenses incurred by the Facilities in such order of priority as Manager deems appropriate to the operation of the Facility, and (v) payment of amounts due under the Loan Agreement (defined below), and payments due to Owner as set forth in that certain Letter Agreement by and among, Horizon/CMS Healthcare Corporation, Horizon Facilities Management, Inc., Texas Health Enterprises, Inc., and HEA Management Group, Inc. Manager acknowledges and agrees that Manager shall be responsible (but is not assuming liability) for the management and payment of all liabilities of Owner, inclusive of liabilities which may have arisen prior to the date of this Agreement. Manager shall pay as an expense of Manager and not a charge to Owner or the Facilities, all real property expenses and costs incurred in connection with a) the warehouses used by Owner in the business of operating the Facilities, b) the building in which Owner's headquarters office in Denton, Texas is located, and c) Owner's corporate residence for out-of-town employees visiting Owner's headquarters facility known as Savanaah Trail located at 2148 Savanaah Trail in Denton, Texas, including but not limited to all principal and interest on any debt which currently encumbers such facilities, taxes, utilities and insurance.

               (3) INSUFFICIENT FUNDS IN FACILITY BANK ACCOUNTS/WORKING CAPITAL. In the event the revenues generated by the Facilities are at any time throughout the term of this Agreement insufficient to pay all of the expenses associated with its operation, including, but not limited to, Manager's management fee, Manager has made a credit facility available to Owner and the Facilities pursuant to the Loan Agreement between Manager, HEA Management Group, Inc., a Texas corporation, HEO, HEM and PCK (the "LOAN AGREEMENT"). Manager shall make advances of working capital to the Facilities only under and consistent with the terms, provisions and conditions set forth in the Loan Agreement.

               (4) DEFERRAL OF MANAGEMENT FEES. To the extent that the working capital needs and capital improvement needs from time to time of the Facilities, each as determined jointly by Owner and Manager, exceed the amounts available under the Revolving Credit Advances under the terms of the Loan Agreement, Manager shall defer its collection of its management fee until such time as the working capital needs and capital improvements of the Facilities are less than the maximum amount available to be drawn under the Revolving Credit Advances. All such deferred fees shall be, in Manager's sole discretion, capitalized (e.g., added to the principal balance) on a monthly basis to the Loan (as defined in the Loan Agreement) or deferred (with interest accruing on such amounts at the Contract Rate [as defined in the Loan Agreement]) and repaid as soon as sufficient net cash flow from the Facilities is available.

          (k) PERSONNEL. Manager shall recruit, employ, train, promote, direct, discipline, suspend and discharge the personnel of each Facility; establish salary levels, personnel

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policies and employee benefits; and establish employee performance standards, all as needed during the term of this Agreement to ensure the efficient operation of all departments within and services offered by each Facility.
All of the personnel of the Facility, including the Administrator of each Facility, shall be the employees of Owner subject to the provisions of Sections 1.(a) and 1.(b) hereinabove.

          (l) SUPPLIES AND EQUIPMENT. Manager shall purchase supplies and non-capital equipment needed to operate each Facility within the budgetary limits set forth in the annual operating budget prepared by Manager pursuant to Section 1.(n) Owner understands that Manager has certain national purchase arrangements with vendors that afford certain economies of scale in purchasing supplies and non-capital equipment. In purchasing said supplies and equipment, if possible, Manager shall take advantage of any national or group purchasing agreements to which Manager may be a party if doing so will reduce the operating expenses of each Facility. Owner may request that Manager purchase supplies and/or equipment from Owner's existing vendors and Manager may, at its discretion, act in accordance with Owner's request.

          (m) LEGAL PROCEEDINGS. Manager shall, through its legal counsel, coordinate all legal matters and proceedings with Owner's counsel. As soon as practicable after Manager obtains actual knowledge thereof, Manager shall notify Owner's duly authorized representative of all pending or threatened legal proceedings affecting the Facilities or Owner.

          (n) BUDGETS. Each Facility shall be operated on a fiscal year of January 1 through December 31. Within thirty (30) days from and after the date on which this Agreement becomes a final agreement as provided hereinbelow, Manager shall prepare and submit to Owner for its review and approval, which approval shall not be unreasonably withheld, an annual operating budget, an annual capital expenditure budget, and an annual cash flow projection. In the event a budget has not been agreed upon by the beginning of the fiscal year, the budget in effect for the prior fiscal year shall continue in effect until the new budget is agreed upon. Thereafter, within forty-five (45) days prior to the start of each fiscal year, Manager shall prepare and submit to Owner for its review and approval, which approval shall not be unreasonably withheld, an annual operating budget, an annual capital expenditure budget, and an annual cash flow projection. In the event a budget has not been agreed upon by the beginning of the fiscal year, the budget in effect for the prior fiscal year shall continue in effect until the new budget is agreed upon. Thereafter, any expenditures made during the year pursuant to said budgets and/or any expenditures exceeding by no more than 7 1/2%, on an aggregate basis, the amounts set forth therein (the "BUDGET THRESHOLD") may be made without Owner's prior approval. Any unbudgeted expenditures and/or any expenditures in excess of the Budget Threshold shall be subject to Owner's prior approval, which approval shall not be unreasonably withheld.

          (o) COLLECTION OF ACCOUNTS. Manager shall issue bills and collect accounts and monies owed for goods and services furnished by each Facility, including, but not limited to, enforcing the rights of Owner and each Facility as creditors under any contract or in connection with the rendering of any services; provided, however, that any expenses incurred by Manager

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in so doing shall be treated as operating expenses of each Facility, which shall be payable out of the funds deposited in the bank accounts described in
Section 1.(j) hereof.

          (p) QUALITY CONTROLS. Manager shall continuously maintain a Quality Assurance ("QA") Program that objectively measures the quality of health care provided at each Facility. Manager shall provide copies of all QA reports, state surveys and complaint investigation reports to Owner within ten (10) days of Manager's receipt thereof.

     2. INSURANCE. Manager shall maintain, by payment of all necessary premiums therefor as Facility Expenses, the following insurance with respect to each Facility and the operation thereof, provided the same shall be maintained in amounts and coverage consistent with the coverage in effect as of the date hereof or such other amounts as may be required by law or, to the extent required by the landlords or mortgagors of the Facilities, the Facilities' leases and/or mortgages:

          (a) PROPERTY INSURANCE. All necessary and proper hazard insurance covering each Facility, the furniture, fixtures, and equipment situated thereon in amounts consistent with any underlying Facility lease or mortgage.

          (b) OTHER INSURANCE. All employee health and worker's compensation insurance (if required under applicable law) for its employees and all necessary and proper malpractice and public liability insurance for the protection of itself, its officers, agents and employees. Any insurance provided pursuant to this section shall comply with the requirements of any underlying Facility lease and/or mortgage.

          3. PROPRIETARY INTEREST. The systems, methods, procedures and controls employed by Manager and any written materials or brochures developed by Manager to document the same are to remain the property of Manager and are not, at any time during or after the term of this Agreement, to be utilized, distributed, copied or otherwise employed or acquired by Owner, except as authorized by Manager. All systems, methods, procedures, written materials or brochures developed by Owner shall remain the property of Owner and may be used by Manager, during the term of this Agreement. Any systems, methods, procedures, written materials or brochures developed by Manager may be used by Owner for sixty (60) days after the termination of this Agreement.
Manager shall advise Owner in writing of any such proprietary materials which may not be utilized by Owner following the expiration of such sixty (60) day period.

     4. TERM OF AGREEMENT. The Initial Term of this Agreement shall commence on January 1, 1996 (the "COMMENCEMENT DATE") and shall continue for ten (10) years thereafter. Manager shall have the right to extend the term of this Agreement for two (2) consecutive five (5) year periods. Manager shall exercise such extension right by providing Owner with written notice of such extension not less than one year prior to the expiration of the then current term hereof.

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     5.   DEFAULT.  Either party may terminate this Agreement, as specified in this Section 5, in the event of a default ("EVENT OF DEFAULT") by the other party.

          (a) With respect to Manager, subject to the provisions of Section 5 hereof, it shall be an "Event of Default" hereunder:

               (1) If Manager shall fail to keep, observe or perform any material agreement, term or provision of this Agreement, and such default shall continue for a period of thirty (30) days after notice thereof shall have been given to Manager by Owner, which notice shall specify the event or events constituting the default;

               (2) If Manager shall apply for or consent to the appointment of a receiver, trustee or liquidator of Manager of all or a substantial part of its assets, file a voluntary petition in bankruptcy, or admit in writing its inability to pay its debts as they become due, make a general assignment for the benefit of creditors, file a petition or an answer seeking reorganization or arrangement with creditors or taking advantage of any insolvency law, or if an order judgment or decree shall be entered by a court of competent jurisdiction, on the application of a creditor, adjudicating Manager, a bankrupt or insolvent or approving a petition seeking reorganization of Manager, or appointing a receiver, trustee or liquidator of Manager, of all or a substantial part of its assets.

          (b)  With respect to Owner, it shall be an Event of Default hereunder:

               (1) Subject to the possible deferment of management fees pursuant to the terms of Section 1.(j)(4), if Owner shall fail to make or cause to be made any payment to Manager required to be made hereunder (other than the payment of the Total Termination Fee or the Per Facility Termination Fee (each as defined in Section 10) for which no cure period shall be provided), and such failure shall continue for a period of twenty
     (20) days after notice thereof;

               (2) If Owner shall fail to keep, observe or perform any material agreement, term or provision of this Agreement and such default shall continue for a period of thirty (30) days after notice, which notice shall specify an event or events constituting the default thereof by Manager to Owner;

               (3) If Owner shall fail to make payments, or keep any covenants, owing to any third party which are beyond the control of Manager to make or keep, and which would cause Owner to lose possession of the Facility or any personal property which would be required to operate the Facility in the normal course; or

               (4) If Owner shall be dissolved or shall apply for or consent to the appointment of a receiver, trustee or liquidator of Owner or of all or a substantial part of its assets.

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     6.   REMEDIES UPON DEFAULT.

          (a) If any Event of Default by Owner shall occur Manager shall be entitled to any remedy available to it in law or equity on account of such Event of Default, and Manager may forthwith terminate this Agreement as to the Facility in question or all Facilities, as Manager may elect, and thereafter, neither party shall have any further continuing operational obligations whatsoever under this Agreement in respect of the terminated Facility(ies), but Manager shall immediately be entitled to receive payment of all amounts theretofore unpaid but earned to the date of termination, including, but not limited to, any management fees and repayment of any loans which may be outstanding. Notwithstanding the foregoing, if, during the term of each Management Agreement, Owner terminates this Agreement and thereby terminating all of the underlying Facility Management Agreements for other than cause (which cause shall be conclusively deemed to exist if an Event of Default by Manager exists), Manager shall be entitled to a termination fee equal to $7,500,000 payable in cash within 45 days after the effective date of the termination (the "TOTAL TERMINATION FEE"). The Total Termination Fee shall be reduced on a pro-rata basis in accordance with the reduction in the number of the Facilities which are the subject of this Agreement. By way of example, assume that the aggregate number of Facilities as of the date hereof is 135. Further assume that the number of Facilities which are the subject of this Agreement as of the date of termination is 60. The Total Termination Fee shall be 60 divided by 135 multiplied by $7,500,000.00 which equals $3,333,333.00. In lieu of the Total Termination Fee, Manager may elect, in Manager's sole discretion, if, during the term of each Management Agreement, Owner terminates any one or more of the underlying Facility Management Agreements for other than cause (which cause shall be conclusively deemed to exist if an Event of Default by Manager exists) and for other than the circumstances set forth in Section 10 hereinbelow, Manager shall be entitled to a termination fee equal to 24 months management fee (determined according to Section 9.(a) hereof, as adjusted pursuant to Section 9.(b) hereof) (the "PER FACILITY TERMINATION FEE") and determined by multiplying (A) the management fee earned by Manager (determined on an accrual basis) in respect of the particular Facility for the immediately preceding calendar quarter, by
(B) eight (8); PROVIDED, HOWEVER, if, during the immediately preceding three
(3) month period the respective Facility has no net income (determined in accordance with generally accepted accounting principles, consistently applied), then Manager shall be entitled to a termination fee equal to management fee which would have been payable to Manager during said immediately preceding three (3) month period. However, in no event shall the aggregate amount of the Per Facility Termination Fees exceed the Total Termination Fee. Owner and Manager acknowledge and agree that they have included the provision for the payment of the Total Termination Fee or the Per Facility Termination Fee as provided above because, in the event of a termination of this Agreement or one or more of the underlying Facility Management Agreements, as applicable, for other than cause, the actual damages to be incurred by Manager (including, without limitation, unrecovered start-up expenses, additional overhead costs and capital improvement costs) can reasonably be expected to approximate the amount of liquidated damages called for herein and because the actual amount of such damages would be difficult if not impossible to measure accurately.

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          (b)  If any Event of Default by Manager shall occur, Owner may, in addition to any other remedy available to it in law or equity on account of such Event of Default, forthwith terminate this Agreement as to the Facility in question or all Facilities, as Owner may elect, and thereafter neither party shall have any further continuing operational obligations whatsoever under this Agreement in respect of the terminated Facility(ies); provided, however, that Manager shall immediately be entitled to receive payment of all amounts theretofore unpaid but earned to date of termination, subject to Owner's right to receive payment of damages from Manager.

     7. OWNER'S INSPECTION AND AUDIT RIGHTS. During the term hereof, Owner shall have the right, upon reasonable notice and during normal business hours to inspect each Facility and to inspect and/or audit all books and records pertaining to the operation thereof (the "FACILITY RECORDS"). In this connection, Owner shall have the right to conduct, or cause to be conducted, audits and examinations of each of the Facility Records. Unless and except to the extent that any such examination or audit discloses material errors, omissions or misstatements by Manager, the cost of all such audits and examinations shall be a Facility expense payable out of each Facility bank accounts. Errors in excess of ten percent (10%) in the aggregate shall be deemed "material." Manager shall pay the costs of all audits and examinations which disclose errors in favor of Owner in excess of ten percent (10%) in the aggregate. The books and records of each Facility shall be audited by a firm of independent certified public accountants mutually acceptable to both Owner and Manager annually, which shall be arranged for by Manager. The expense therefor shall be a Facility expense payable out of Facility bank accounts. The annual audit shall be completed no more than 120 days after the end of the fiscal year of Owner.

     8.   FACILITY OPERATIONS.

          (a) NO GUARANTEE OF PROFITABILITY. Manager does not guarantee that operation of each Facility will be profitable, but Manager shall use its best efforts to operate each Facility in as cost efficient and profitable a manner as reasonably possible consistent with applicable state, local and federal laws and regulations.

          (b) STANDARD OF PERFORMANCE. In performing its obligations under this Agreement, Manager shall use its best efforts and act with professionalism in accordance with acceptable and prevailing standards of health care as a reasonably prudent operator and the policies adopted by, and resources available to, each Facility.

          (c) FORCE MAJEURE. Manager will not be deemed to be in violation of this Agreement if it is prevented from performing any of its obligations hereunder for any reason beyond its control, including, without limitation, strikes, shortages, war, acts of God, or any statute, regulation or rule of federal, state or local government or agency thereof.

          (d) TRANSACTIONS BETWEEN MANAGER AND ITS AFFILIATES. The parties hereto understand and acknowledge that, in the interest of benefitting the overall welfare of the patients/residents of each Facility, Manager may, for and on behalf of, and in the name of Owner, subcontract with certain of its affiliates to provide such ancillary services as pharmaceuticals and

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pharmaceutical dispensation, enteral, parenteral, and infusion therapies;
pharmacy consultation; speech, occupational and physical therapy services; respiratory therapies; clinical laboratory services; and other services such as non-invasive diagnostic testing. Manager agrees that it will cause the regional offices of its affiliates that provide such ancillary services to conduct regional market surveys of prevailing market rates for similar services in the respective Facility's market area ("PREVAILING MARKET RATES") and that the cost of such services to each Facility and/or the residents of each Facility shall be reasonably comparable to the Prevailing Market Rates. Upon completion of any such market survey of the Prevailing Market Rates for any Facility, each of Manager's affiliates providing ancillary services to residents in each Facility shall deliver the results of any such market survey to Owner to enable Owner to exercise its best business judgment that Manager's use of its affiliates to provide such ancillary services represents a "reasonable and prudent buyer" decision. Final authority regarding each such subcontract (and the identity of each subcontractor) shall lie with Owner; however, so long as Manager's affiliates provide such services at the Prevailing Market Rates for similar services, Owner shall not unreasonably withhold or delay its consent to Manager's affiliates performing such services.

          (e) AUDIT RIGHTS. Owner may, after giving Manager 30 days' prior written notice thereof, inspect or have an independent firm of certified public accountants audit Manager's records relating to transactions between Manager and its Affiliates ("AFFILIATE TRANSACTIONS") for the Facility for the year immediately preceding the audit or inspection; however, no audit or inspection shall extend to periods of time before the date on which Manager began actively managing the Facilities. Owner's audit or inspection shall be conducted only during business hours reasonably designated by Manager. Owner shall pay the reasonable costs (as determined by Manager) of such audit or inspection, including Manager's or the facility administrator's employee time devoted to such audit or inspection to reimburse Manager for its overhead costs allocable to the inspection or audit, unless the audit or inspection for the time period in question is determined to be in error by more than five percent (5%) in the aggregate and, as a result thereof, Owner paid more than 105% of the actual Prevailing Market Rates for the Affiliate Transactions due for such time period, in which case Manager shall reimburse Owner with respect to such audit or inspection the sum of (1) any amounts billed by Manager and collected from Owner with respect to such audit or inspection, if any, and (2) the lesser of (i) Owner's out-of-pocket costs in connection with such audit or (ii) the actual amount of the variance between the amount billed to Owner for the such Affiliate Transactions and a final audited figure for the Prevailing Market Rates for such services. Owner may not conduct an inspection or have an audit performed more than once during any calendar year. If such inspection or audit reveals that Manager charged Owner fees for such Affiliate Transactions in excess of 105% of the Prevailing Market Rates, then Manager shall refund to Owner any overpayment of any such fees, within 30 days after Manager's and Owner's determination of the Prevailing Market Rates thereof. Owner shall maintain the results of such audit and inspection confidential and shall not be permitted to use any third party to perform such audit and inspection unless such third party is a certified public accountant and agrees with Manager in writing to maintain the results of such audit or inspection confidential.

     9.   MANAGER'S FEE

          (a) BASE FEE. During the term of this Agreement, subject to the adjustments identified in Section 9.(b) of this Agreement, Manager shall be entitled to a monthly management fee equal to 6.5% of the gross revenues generated from the operation of each Facility throughout the term hereof. Such fee shall be payable within 30 days of Manager's invoice therefor. For purposes hereof, "gross revenues" shall mean all revenues generated by each Facility, but shall specifically exclude the proceeds from the sale of any equipment located in and used in connection with the operation of each Facility, any insurance and condemnation proceeds and/or the proceeds from the sale or disposition of any of the Facilities.

          (b) MANAGEMENT COMPANY INCENTIVES. Notwithstanding the provisions of Section 9.(a) hereinabove, during the term of each Management Agreement, every $5,000,000 decrease, excluding decreases resulting from external source borrowings, in the outstanding principal balance owing by Owner to Manager under the Loan Agreement shall result in an increase in the management fee by an amount equal to .5% of the gross revenues generated by the operation of each Facility; PROVIDED, HOWEVER, notwithstanding the foregoing, at such time as the outstanding principal balance owing by Owner to Manager under the Loan Agreement is equal to or less than $10,000,000, then the management fee shall be equal to 7.5% of the gross revenues generated by the operation of each Facility; PROVIDED FURTHER, HOWEVER, that in no event shall the management fee exceed 7.5% of the gross revenues generated by operation of each Facility.

     10. MANAGER'S RIGHT OF FIRST REFUSAL. If Owner receives an offer to purchase any Facility from an unrelated third party during the term or any renewal term of this Agreement, Manager shall have the first right to purchase the Facility for the same price (except as set forth below) and on the same terms as Owner has negotiated with such third party. Owner shall provide Manager with a notice of its intention to sell the Facility, which must contain a complete copy of the offer stating all the terms and conditions of the transaction (the "OFFER NOTICE"). Within ten (10) days of Manager's receipt of the Offer Notice, Manager shall notify Owner of its intent to exercise its first right to purchase the Facility and indicate its willingness to enter into a purchase agreement on the same terms and conditions as provided in such notice; however, Manager shall be entitled to a reduction in the purchase price for any brokerage commission which Owner would have paid in connection with the offered transaction, but does not pay in connection with the sale of such Facility to Manager. If Manager elects not to exercise its first right to purchase, Owner may sell the Facility in question within 120 days thereafter at a third party sale at a price no less than the stated sales price in the Offer Notice or on terms more favorable than those contained in the Offer Notice. After such 120 days, Owner must re-offer the Facility to Manager. The right granted to Manager hereunder shall be an ongoing right of first refusal and shall continue until the expiration or termination of this Agreement. Upon the sale of a Facility to a third party, the provisions of this Agreement shall terminate with regard to such Facility.

     11.  REPRESENTATIONS AND WARRANTIES.

          (a) MANAGER. To induce the Company to enter into this Agreement, Manager hereby represents and warrants to Owner as follows:

               (1) Manager is a corporation duly organized and validly existing under the laws of the State of Delaware and has all requisite power and authority under the laws of each state in which Manager conducts business and its charter documents to own its property and assets, to enter into and perform its obligations under this Agreement and to transact the business in which it is engaged or presently proposes to engage.

               (2) Manager has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and this Agreement constitutes the valid and binding obligation and agreement of Manager, enforceable in accordance with its terms.

               (3) Neither the execution and delivery of this Agreement, nor compliance with the terms of provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any property or assets of Manager pursuant to the terms of, any indenture, mortgage, deed of trust, note, evidence of indebtedness, agreement or other instrument to which Manager may be a party or by which it or they or any of its properties may be bound, or violate any provision of law, or any applicable order, writ, injunction, judgment or decree of any court, or any order or other public regulation of any governmental commission, bureau or administrative agency.

               (4) No order, permission, consent, approval, license, authorization, registration or validation of, or filing with, or exemption by, any governmental agency, commission, board or public authority is required to authorize, or is required in connection with the execution, delivery and performance by Manager of, this Agreement or the taking of any action contemplated herein except for the notice and filing requirements of the Texas Department of Human Services.

          (b) OWNER. To induce Manager to enter into this Agreement, Owner hereby represents and warrants to Manager as follows:

               (1) Each Owner is a corporation or limited partnership, as applicable, duly organized and validly existing under the laws of the state of its formation and has all requisite power and authority under the laws of such state and its organizational documents to own its property and assets, to enter into and perform its obligations under this Agreement and to transact business in which it is engaged or presently proposes to engage.

               (2) Each Owner has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and this Agreement constitutes the valid and binding obligation and agreement of each of Owner, enforceable in accordance with its terms.

               (3) Each Owner shall use its best efforts to obtain all necessary consents and agreements from third parties to ensure that this Agreement does not breach, conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon, any property or assets of any Owner pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness, agreement and other instrument to which any Owner is a party or by which it may be bound, or violate any provision of law, or any applicable order, writ, injunction, judgment or decree of any governmental commission, bureau or administrative agency. Each Owner and Manager shall cooperate in good faith to execute any necessary documentation to evidence such consents and any other documentation reasonably necessary to effectuate the spirit of this Agreement and the other Loan Documents.

               (4) There are no accrued pension plan benefits for any employees of Owner at each Facility nor, except as set forth on EXHIBIT B, are there any labor union contracts at any of the Facilities. Except as set forth on EXHIBIT B, neither Owner nor any operator of any of the Facilities are a party to a union or other collective bargaining agreement with respect to any of the Facilities. To Owner's knowledge, none of the employees are actively seeking the formation of a labor union. To Owner's knowledge, Owner is not a party to any labor dispute or grievance except as set forth on EXHIBIT B.

               (5) To the best of Owner's knowledge, there are no patient care agreements or life care contracts with residents of any of the Facilities or with any other persons or organizations which deviate in any material respect from the standard form customarily used at any of the Facilities. To the best of Owner's knowledge, all patient records at any of the Facilities are true and correct in all material respects.

               (6) To the best of Owner's knowledge, all inventories of non-perishable food and central supplies located at each Facility are in sufficient condition and quantity to operate each Facility at normal capacity for one week or at such higher levels as may be required by law. All inventories of perishable food are at the levels normally maintained by Owner or at such higher levels as may be required by law.

               (7) All prior agreements to provide management services in respect of any of the Facility have been terminated and are of no further force and effect other than as set forth on EXHIBIT C.

     12. ASSIGNMENT. This Agreement shall not be assigned by either party without the prior written consent of the other party. Manager may not, without the prior written consent of Owner, which may be withheld or granted in Owner's sole discretion, assign its obligations as Manager hereunder or sublease, assign or submanage any of the Facilities other than to an affiliate of Manager.

     13. SEVERABILITY. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, but this Agreement shall be reformed and construed and enforced to the maximum extent permitted by applicable law.

     14. APPLICABLE LAW. This Agreement shall be interpreted, construed, applied and enforced in accordance with the laws of the State of Texas applicable to contracts between residents of Texas which are to be performed entirely within Texas, regardless of (i) where this Agreement is executed or delivered; or (ii) where any payment or other performance required by this Agreement is made or required to be made; or (iii) where any breach of any provision of this Agreement occurs, or any cause of action otherwise accrues; or (iv) where any action or other proceeding is instituted or pending; or (v) the nationality, citizenship, domicile, principle place of business, or jurisdiction of organization or domestication of any party; or (vi) whether the laws of the forum jurisdiction otherwise would apply the laws of a jurisdiction other than the State of Texas; or (vii) any combination of the foregoing.

     15. NOTICES. All notices required or permitted hereunder shall be given in writing by hand delivery, by registered or certified mail, postage prepaid, by overnight delivery or by facsimile transmission (with receipt confirmed with the recipient). Notice shall be delivered or mailed to the parties at the following addresses or at such other places as either party shall designate in writing.

     To Manager:              Horizon Facilities Management, Inc.
                              Horizon/CMS Healthcare Corporation
                              6001 Indian School Road, N.E., Suite 530
                              Albuquerque, New Mexico  87110
                              Telephone:  (505) 881-4961
                              Facsimile:  (505) 881-5097
                              Attn.: Neal M. Elliott

     With a copy to:          Scot Sauder, General Counsel
                              Horizon/CMS Healthcare Corporation
                              6001 Indian School Road, N.E., Suite 530
                              Albuquerque, New Mexico  87110
                              Telephone:  (505) 881-4961
                              Facsimile:  (505) 881-5097

     To Owner:                HEA Management Group, Inc.
                              Texas Health Enterprises, Inc.
                              Health Enterprises of Oklahoma, Inc.
                              Health Enterprises of Michigan, Inc.
                              PCK-TEX, LTD.,
                              401 North Elm Street
                              Denton, Texas  76201

     with a copy to:          Steven G. Wolff, Esq.
                              Rosenfeld & Wolff
                              2049 Century Park East, Suite 600
                              Los Angeles, CA  90067
                              Telecopier:  310-556-0401

     16. RELATIONSHIP OF THE PARTIES. The relationship of the parties shall be that of Owner and Independent Contractor and all acts performed by Manager during the term hereof as Manager of the Facility shall be deemed to be performed in its capacity as an independent contractor. Nothing contained in this Agreement is intended to or shall be construed to give rise to or create a partnership or joint venture or lease between Owner, its successors and assigns on the one hand, and Manager, its successors and assigns on the other hand. Manager will not be liable in the performance of its duties for any loss incurred by or damage to Owner, unless such loss or damage results from the negligence or willful misconduct of Manager.

     17. INDEMNIFICATION. Manager shall indemnify, defend and hold Owner harmless from any loss, liability or damage resulting from the acts or omissions of Manager, it's officers, agents (which shall include Owner's employees while under Manager's supervision pursuant to the terms of this Agreement) or employees in connection with the operation of the Facility by Manager. Owner shall indemnify, defend and hold Manager harmless from any loss, liability or damage resulting from the negligence or willful misconduct of Owner, its officers, agents or employees not under the direction or control of Manager in performing their obligations under the Agreement.

     18. OBLIGATIONS SECURED. All of Owner's obligations hereunder, including, without limitation, Manager's management fee, the Total Termination Fee, the Per Facility Termination Fee, and Manager's right of first refusal, shall be secured by the Loan Documents (as defined in the Loan Agreement).

     19. ENTIRE AGREEMENT. Except for that certain Letter Agreement dated as of December 20, 1995 by and among Horizon/CMS Healthcare Corporation, Manager, Texas Health Enterprises, Inc., and HEA Management Group, Inc., the Loan Agreement and all documents and/or instruments executed in connection therewith, this Agreement contains the entire agreement between the parties and shall be binding upon and inure to the benefit of their successors and assigns. This Agreement may not be modified or amended except by written instrument signed by both of the parties hereto.

     20. CAPTIONS. The captions used herein are for convenience of reference only and shall not be construed in any manner to limit or modify any of the terms hereof.

     21. ATTORNEY'S FEES. In the event either party brings an action to enforce this Agreement, the prevailing party in such action shall be entitled to recover from the other all costs incurred in connection therewith, including reasonable attorney's fees.

     22. CUMULATIVE; NO WAIVER. A right or remedy herein conferred upon or reserved to either of the parties hereto is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder, or now or hereafter legally existing upon the occurrence of an Event of Default hereunder. The failure of either party hereto to insist at any time upon the strict observance or performance of any of the provisions of this Agreement or to exercise any right or remedy as provided in this Agreement shall not impair any such right or remedy or be construed as a waiver or relinquishment thereof with respect to subsequent defaults. Every right and remedy given by this Agreement to the parties hereof may be exercised from time to time and as often as may be deemed expedient by the parties thereto, as the case may be.

     23. DISCLAIMER OF EMPLOYMENT OF FACILITY EMPLOYEES. Each employee that offices at the HEA Group's home office in Denton, Texas whom Manager, in its sole discretion, retains, shall be and become Manager's employees and shall be included in the management fee, and shall not be included as a Facility expense. No person employed by any of the Facilities will be an employee of Manager, and Manager shall have no liability for payment of their wages, payroll taxes, and other expenses of employment, except that Manager shall have the obligation to exercise reasonable care in its management of the Facility and to apply available funds to the payment of such wage and payroll taxes. All such persons will be employees Owner or independent contractors or the employees of independent contractors, as appropriate under the terms of this Agreement.

     24. RESPONSIBILITY FOR MISCONDUCT OF EMPLOYEES AND OTHERS. Manager will have no liability whatsoever for damages suffered on account of the dishonesty, willful misconduct or negligence of any employee of Owner unless Manager is shown to have been negligent in its supervision of said employees, in which case Manager shall be liable for its own negligence but not for the acts of said employee(s).

     25. ACCESS OF THE GOVERNMENT TO BOOKS AND RECORDS. In the event the services provided hereunder have a 12-month cost or value of $10,000 or more (or such other amount as may hereafter be established by law):

          (a) Until the expiration of four years after the furnishing of services pursuant to this Agreement, Manager shall make available upon written request to the Secretary of the United States Department of Health and Human Services, or upon request to the Comptroller General of the United States, or any of their duly authorized representatives, this Agreement, and books, documents and records that are necessary to certify the nature and extent of such costs.

          (b) If Manager or its affiliates carries out any of the duties of this Agreement through a subcontract, with a related organization, such subcontract shall contain a clause to the effect that until the expiration of four years after the furnishing of such services pursuant to such subcontract, the related organization shall make available, upon written request to the Secretary of the United States Department of Health and Human Services, or upon request to the Comptroller General of the United States, or any of their duly authorized representatives, the subcontract, and books, documents and records of such organization that are necessary to certify the nature and extent of such costs.

          (c) The parties agree that any applicable attorney-client or other legal privileges shall not be deemed waived by virtue of this Agreement.

     26. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, and each such counterpart shall together constitute but one and the same Agreement.

     IN WITNESS WHEREOF, the parties hereby execute this Agreement as of the day and year first written above.

                                        TEXAS HEALTH ENTERPRISES, INC.,
                                        a Texas corporation


                                        By:
                                           ----------------------------------
                                                Peter C. Kern, President


                                        HEALTH ENTERPRISES OF OKLAHOMA, INC.,
                                        an Oklahoma corporation


                                        By:
                                           ----------------------------------
                                                Peter C. Kern, President


                                        HEALTH ENTERPRISES OF MICHIGAN, INC.,
                                        a Michigan corporation


                                        By:
                                           ----------------------------------
                                                Peter C. Kern, President


                                        PCK-TEX, LTD.,
                                        a Texas limited partnership,

                                        By: Texas Health Enterprises, Inc.,
                                            a Texas corporation, General Partner


                                        By:
                                           ----------------------------------
                                                Peter C. Kern, President

                                        HORIZON FACILITIES MANAGEMENT, INC.,
                                        a Delaware corporation,



                                        By:
                                           ------------------------------------
                                               Neal M. Elliott, President,
                                           Chairman and Chief Executive Officer

                                    EXHIBIT A


                           [List of Labor Grievances]

                                   EXHIBIT B


                    [List of Existing Management Agreements]























                                      B-1